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                                                        EXHIBIT 10-B

                             EMPLOYMENT AGREEMENT

        This Agreement made by and between Frisch's Restaurants, Inc., an Ohio corporation, hereinafter to as "Corporation", and Craig F. Maier, hereinafter referred to as "Maier", WITNESSETH:

        WHEREAS, Maier is the President and Chief Executive Officer of the Corporation; and

        WHEREAS, the Corporation and Maier agree that Maier's compensation should be highly variable based upon the Corporation's performance, so that Maier's compensation will be substantial if the Corporation attains its performance goals but if the Corporation fails to reach its performance goals, his compensation will be significantly below what the chief executive officer of a comparable company would receive;

        NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties do hereby agree upon the terms and conditions of this Employment Agreement.

        1. PREVIOUS AGREEMENT. Maier's Employment Agreement dated June 4, 1990 ("1990 Agreement") is hereby canceled as of the close of business on May 28, 1995.

        2. EMPLOYMENT. The Corporation agrees to employ Maier and Maier agrees to serve the Corporation upon the terms and conditions hereinafter set forth.

        3. TERM. The employment of Maier hereunder shall be for a period of five (5) fiscal years commencing May 29, 1995 and ending June 3, 2000.

        4. DUTIES. Maier agrees to serve the Corporation and any and all of its subsidiaries and divisions faithfully and to the best of his ability as its President and Chief Executive Officer under the direction of the Board of Directors, devoting (except as provided in paragraph 6) his entire business time, energy and skill to such employment and to perform from time to time such services and to act in such office or capacity as the Board of Directors shall request or direct.

        5.  COMPENSATION.

                (a) BASE SALARY. The Corporation agrees to pay Maier during the first fiscal year of his employment hereunder, as base salary for his full-time active services as an officer, a sum equal to the amount payable under the last year of the 1990 Agreement, adjusted to reflect Fifty Percent (50%) of the latest annual change in the Consumer Price Index for All Urban Consumers (CPI-U) published by the U.S. Department of Labor; Bureau of Labor Statistics. The same adjustment shall be made to Maier's base salary at the beginning of each successive fiscal year of this agreement.

                (b) INCENTIVE COMPENSATION. In addition to the compensation provided in the foregoing subparagraph (a), the Corporation shall pay Maier incentive compensation for each year in which the pre-tax earnings of the Corporation equal or exceed five percent (5%) of the Corporation's sales for such year. Pre-tax earnings and sales shall be the amounts reported to shareholders in the Corporation's annual report (exclusive of any amounts included in sales and/or earnings arising out of the Corporation's investment in the Cincinnati Reds), but pre-tax earnings shall be computed without taking this Incentive Compensation into consideration. The amount of the Incentive Compensation shall be three percent (3%) of the Corporation's pre-tax earnings (as determined above) provided however that the amount of incentive compensation shall be reduced if necessary so that the Corporation's pre-tax earnings, after reduction for Incentive Compensation shall not be less than five percent (5%) of the Corporation's sales for such year. Eighty percent

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                                                EXHIBIT 10-B

(80%) of such Incentive Compensation shall be paid in cash and twenty percent (20%) shall be paid in shares of the Corporation's common stock. The number of shares allocated to Maier shall be determined by dividing the amount of Incentive Compensation to be paid in shares by the "Average Value" of the Corporation's common shares during the year for which the Incentive Compensation has been earned. The "Average Value" of the Corporation's shares for any year shall be the mean between the highest price at which shares were traded during such year and the lowest price. Example: In the fiscal year beginning May 29, 1995, the Corporation has sales of $160,000,000 and pre-tax earnings (before calculation of Maier's Incentive Compensation) of $8,200,000. Since earnings exceed five percent (5%) of sales, Maier has earned incentive compensation. Three percent (3%) of pre-tax earnings equals $246,000. However, if Maier is paid $246,000 it will reduce pre-tax earnings below five percent (5%) of sales. Maier's Incentive Compensation is limited to $200,000. Eighty percent (80%) or $160,000 is payable in cash. Twenty percent (20%) or $40,000 is payable in the Corporation's shares. During the fiscal year beginning May 29, 1995 the Corporation's shares traded at a high price of $20 and a low price of $10. The mean price is $15 per share. Maier therefore receives an award of 2,666 shares ($40,000 divided by $15 per share = 2,666 shares).

        The shares granted as Incentive Compensation will not be registered under the Securities Act of 1933, as amended, and each stock certificate will bear the following legend or one similar thereto: "The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933. The shares may not be sold or transferred in the absence of such registration of an exemption therefrom under said Act."

        (c) STOCK OPTIONS. In any year in which Maier earns Incentive Compensation, the Corporation shall also grant stock options to him. The number of options awarded shall be calculated as the total amount of Maier's Incentive Compensation divided by the "Average Value" of the Corporation's shares as determined in paragraph 5.(b), multiplied by two. The exercise price of the options shall be the market price of the Corporation's shares on the date the options are granted. The options shall expire ten (10) years from the date of grant. All options shall be granted under the Frisch's Restaurants, Inc. 1993 Stock Option Plan or any successor plan and shall be subject to all terms and conditions contained therein. In the event that in any year the Corporation does not have a stock option plan in force, no grant of options shall be made under this provision. If in any year there are insufficient authorized ungranted options under the then existing stock option plan, the grant to Maier shall not exceed the number of available ungranted options. Example: using the same facts as contained in paragraph 5.(b), the Corporation would grant Maier options to purchase 26,666 shares (200,000 divided by $15 = 13,333 x 2 = 26,666). The exercise price would be the market price of the Corporation's stock on the date of grant.

        (d) DISABILITY COMPENSATION. If Maier becomes disabled during the term of this Agreement, including any renewal terms, and is then employed by the Corporation, the Corporation shall pay disability compensation to Maier. The annual amount of the disability compensation shall be Seventy-Five percent (75%) of Maier's "average compensation" at the time he incurs the disability, reduced by any disability benefits to which Maier is entitled under disability income plans (including insurance funded plans) maintained by the Corporation. "Average compensation" means the total compensation, including Incentive Compensation earned by Maier in the three calendar years preceding the disability; divided by 3. The disability compensation shall be paid to Maier monthly while he is alive, for a period of 120 months provided that Maier has not willfully violated any of the provisions of this Agreement. Maier's disability compensation shall be adjusted on each anniversary of the commencement of payments to reflect Seventy-Five Percent (75%) of the latest annual change in Consumer Price Index for All Urban Consumers. For purposes of this paragraph 4.(d), disability shall mean a condition which entitles Maier to receive benefits under the Corporation's long term disability plan as it exists at the time the determination of Maier's disability is made.


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                                                        EXHIBIT 10-B

        6. RESTRICTIVE COVENANTS. Maier agrees that during the term of this Agreement, or of any renewal thereof, he will not, directly or indirectly, render any services of an advisory nature or otherwise to, or become employed by or participate in, any business competitive with any of the business of the Corporation or of its subsidiaries or its divisions, without the prior written consent of the Corporation; provided, however, that nothing herein shall prohibit Maier from:

                (i) Rendering services or otherwise becoming employed or participating or engaging in any business which shall be related in any way to the Corporation, such as, but not limited to, a franchisee and specifically owning and operating the franchisee known as Frisch New Richmond Big Boy, Inc.;

               (ii) Owning stock or other securities or being a director or officer of a corporation conducting a business referred to in subparagraph (i) and subject to the limitations set forth therein;

              (iii) Owning stock or other securities of competitors which are relatively insubstantial to the total outstanding stock of such corporation.

        7. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successor of the Corporation and any such successor shall be deemed substituted for the Corporation under the terms of this Agreement. As used in this Agreement, the term "successor" shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock, assets or business of the Corporation.

        IN WITNESS WHEREOF, Frisch's Restaurants, Inc. has caused this Agreement to be executed in its corporate name by Louis J. Ullman, its Senior Vice President, thereunto duly authorized by its Board of Dierctors, and Craig
F. Maier has hereunto set his hand on the date set forth below.


DATED:   May 8, 1995                    Craig F. Maier
        ------------------              ----------------------
                                        Craig F. Maier

                                        FRISCH'S RESTAURANTS, INC.


                                        By Louis J. Ullman
                                          ---------------------
                                           Louis J. Ullman
                                           Senior Vice President


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